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                                                                    EXHIBIT 23.3
                                                                    ------------



                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Valley Industries, Inc. and
 Z Leasing Company:



We hereby consent to the inclusion of our report, dated June 17, 1996, with respect to the combined statements of earnings, stockholders' and partners' equity, and cash flows of Valley Industries, Inc. and subsidiaries and Z Leasing Company (A General Partnership) for the year ended January 31, 1996, in the Form 10-K/A-2 for the year ended June 27, 1998 of U.S. Foodservice. We also consent to the incorporation by reference of such report in the registration statements on Form S-3 (333-67553) and Form S-8 (Nos. 33-88140, 33-88142,
33-88144, 33-88146, 33-81011, 333-37359, 333-43185 and 333-47759) of U.S.
Foodservice.


/s/ KPMG LLP


KPMG LLP
Baltimore, Maryland
March 1, 1999